Exhibit 99.1

News Release
Copano Energy, L.L.C.

Contacts:	Carl A. Luna, SVP and CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY NAMES JOHN N. GOODPASTURE
SENIOR VICE PRESIDENT, CORPORATE DEVELOPMENT

HOUSTON, June 7, 2010 – Copano Energy, L.L.C. (NASDAQ: CPNO) today announced that John N. Goodpasture has been appointed Senior Vice President, Corporate Development of Copano, effective June 7, 2010.  In this role, Mr. Goodpasture will report to R. Bruce Northcutt, Copano’s President and Chief Executive Officer, and will be responsible for all of Copano’s corporate development activities.

“John is an outstanding addition to our company,” said Mr. Northcutt.  “He brings to Copano a deep background in midstream management, including significant experience in corporate development.  His qualifications and experience make him well-suited to implement our growth strategy to create additional value for our unitholders.  We are pleased to welcome John to the Copano team.”

Mr. Goodpasture joins Copano with over 40 years of corporate development, commercial and management experience in the midstream sector.  Most recently, Mr. Goodpasture served as Vice President, Corporate Development and Midstream Commercial for TEPPCO Partners, LP.  In this role, he was responsible for strategic acquisitions, divestitures and major new business initiatives and additionally provided executive oversight for TEPPCO’s midstream segment. Previously, Mr. Goodpasture served in various management, commercial and corporate development positions at Enron Corporation, Seagull Energy Corporation and Union Carbide Corporation.  Mr. Goodpasture received a Bachelors Degree in Mechanical Engineering from Texas Tech University.

Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.  Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 260 miles of NGL pipelines and eight natural gas processing plants, with over one Bcf per day of combined processing capacity. For more information, please visit www.copanoenergy.com.

This press release includes "forward-looking statements,” as defined by the Securities and Exchange Commission. Forward-looking statements address activities or developments that Copano believes will or may occur in the future. These statements are based on management's experience and perception of historical trends, current conditions, expected future developments and other factors management believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond Copano's control, including the volatility of prices and market demand for natural gas and natural gas liquids; Copano's ability to continue to obtain new sources of natural gas supply; the ability of key producers to continue to drill and successfully complete and attach new natural gas supplies; Copano's ability to retain its key customers; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano's filings with the Securities and Exchange Commission.